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                                             Ronald J. Brenner, Ph.D.
                                             Cellcor, Inc.
                                             617-332-2500


                             For Immediate Release

             CELLCOR RECEIVES FDA OK TO PROCEED WITH TREATMENT IND
         FOR AUTOLYMPHOCYTE THERAPY IN METASTATIC RENAL CELL CARCINOMA

NEWTON, MA, September 22, 1995 -- Cellcor, Inc. (OTC:CLTX) announced today that Cellcor's treatment for stage IV metastatic renal cell carcinoma (MRCC) will be available to the medical community through a Treatment Investigational New Drug
(IND) Program.  The Treatment IND program will allow autolymphocyte therapy
(ALT), an immunotherapy which uses a patient's own immune cells to treat disease, to be available as a treatment option to patients with MRCC who were not able to participate in ALT clinical trials. This is the first Treatment IND granted by FDA for a somatic cell-based therapy.

Ronald J. Brenner, President and CEO of Cellcor, stated, "Because patient accrual for the ALT Phase III pivotal trial is finished and the clinical development of this product is complete, the Treatment IND is very important, as there would otherwise be no mechanism by which patients with MRCC could access the ALT treatment." Cellcor expects to begin patient accrual for the Treatment IND in fourth quarter 1995. The Treatment IND also allows Cellcor to charge patients for the cost of the treatment.

Treatment IND Programs represent an effort by the Food and Drug Administration
(FDA) to make investigational drugs available for the treatment of patients with a serious or immediately life-threatening disease. For investigational drugs to be eligible for a Treatment IND Program, there can be no comparable or satisfactory alternative drug or other therapy available to treat the particular disease in the intended patient population.

As previously announced, Cellcor and CYTOGEN Corporation (NASDAQ:CYTO) have signed a merger agreement, which both companies expect to complete in October of this year. ALT will be available through the Treatment IND Program while Cellcor and CYTOGEN continue to monitor the patients from the Phase III pivotal trial, prepare an application for submission to FDA and pursue marketing approval of ALT. Cellcor and CYTOGEN emphasize that no assurances can be given regarding the timing or outcome of any applications they intend to submit to FDA.

CYTOGEN is a biopharmaceutical company engaged in the development and marketing of products for the targeted delivery of diagnostic and therapeutic substances directly to sites of disease. CYTOGEN uses its patented and proprietary technologies to develop specific cancer diagnostic imaging and therapeutic products.

Cellcor, Inc. is a biotechnology company engaged in the development of cellular therapies with initial application in the treatment of metastatic renal cell carcinoma and potential application in the areas of infectious disease, such as chronic hepatitis B.

Physicians who would like more information about the ALT Treatment IND program can contact the clinical services manager at Cellcor at 1-800-441-7901.

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